Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482	Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Acquires Gathering Assets from Petroquest Energy for $41.3 Million

MarkWest to Invest an Additional $28 Million to Expand Existing Gathering Systems

DENVER—August 6, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that on July 31, 2008, it completed the acquisition of gathering assets primarily located in Pittsburg County in Southeast Oklahoma from Petroquest Energy, LLC for $41.3 million.  In conjunction with the acquisition agreement, MarkWest will invest up to an additional $15 million in 2008 and $13 million in 2009 to support the development of Petroquest’s Woodford Shale and coal bed methane initiatives.

Petroquest is the primary producer supporting these gathering systems, which are currently producing approximately 45 million cubic feet of gas per day.  Petroquest has over 31,000 net acres dedicated to these gathering assets and currently has three drilling rigs operating in this area.

“This investment represents another high-quality expansion of our Woodford operation,” said Frank Semple, President and Chief Executive Officer of MarkWest Energy Partners.  “We are excited about this agreement and the opportunity to support Petroquest’s very successful drilling program in Southeast Oklahoma.  We look forward to discussing this acquisition and the related opportunities in further detail on our second quarter earnings conference call.”

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MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K, as amended,  for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.